Exhibit 99.1

Schedule of Transactions in Shares

The following table sets forth all transactions effected in the last sixty days by the Reporting Persons (on behalf of the Corvex Funds) in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on May 28, 2025. All such transactions were purchases of securities effected in the open market, and the table excludes commissions paid in per share prices.

NATURE OF TRANSACTION	DATE OF TRANSACTION	AMOUNT OF SECURITIES	PRICE PER SHARE $[1]
Purchase of Common Stock	05/22/2025	85,000	68.92
Purchase of Common Stock	05/23/2025	23,654	70.23
Purchase of Common Stock	05/27/2025	65,100	71.28
Purchase of Common Stock	05/28/2025	86,123	71.49

(1) The prices in each of the following rows are weighted average prices. These Shares were purchased in multiple transactions. The Reporting Persons undertake to provide the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price.